Griffon Corporation Announces First Quarter Results

NEW YORK, NEW YORK, February 1, 2022 – Griffon Corporation (“Griffon” or the “Company”) (NYSE:GFF) today reported results for the first quarter of fiscal 2022 ended December 31, 2021.

Revenue for the first quarter totaled $591.7 million, a 9% increase compared to the prior year quarter revenue of $541.5 million.

Income from continuing operations totaled $16.9 million, or $0.31 per share, compared to $25.4 million, or $0.48 per share, in the prior year quarter. Current year adjusted income from continuing operations was $21.1 million, or $0.39 per share, compared to $26.7 million, or $0.50 per share, in the prior year quarter (see reconciliation of Income from continuing operations to Adjusted income from continuing operations for details).
Adjusted EBITDA from continuing operations for the first quarter was $59.6 million, decreasing 13% from the prior year quarter of $68.5 million. Adjusted EBITDA from continuing operations, excluding unallocated amounts (primarily corporate overhead) of $13.0 million in the current quarter and $12.6 million in the prior year quarter, totaled $72.5 million in the current quarter, decreasing 11% from the prior year of $81.1 million. Adjusted EBITDA is defined as net income excluding interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss on debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure, see reconciliation to income before taxes from continuing operations).

On January 24, 2022, Griffon completed the acquisition of Hunter Fan Company ("Hunter"), a market leader in residential ceiling, commercial, and industrial fans, for approximately $845 million. Hunter, which will be part of the Consumer and Professional Products segment ("CPP"), both complements and diversifies our portfolio of leading consumer brands and products. Hunter is expected to contribute approximately $400 million in revenue and $90 million in EBITDA in the first full fiscal year of ownership. As announced in September 2021, Griffon is also in the midst of a review of strategic alternatives for Telephonics, including a sale, which it anticipates will conclude in March 2022.
Ronald J. Kramer, Chairman and Chief Executive Officer, commented, "I am pleased with our first quarter financial performance, especially given ongoing labor, transportation and supply chain challenges. As these issues abate and sustained underlying demand factors continue, including a robust housing and repair and remodel market, we expect margins to return to normalized levels beginning in the second half of fiscal 2022.”

Mr. Kramer continued, “Importantly, we have been active in deploying capital to create shareholder value, and to that end are pleased to welcome Hunter Fan to Griffon. Hunter Fan is the leading U.S. brand of residential ceiling fans, strengthening our product portfolio, and adding to our family of iconic consumer and professional brands including AMES, True Temper, and ClosetMaid. This acquisition, along with the potential divestiture of our Defense Electronics business marks a repositioning to further accelerate our growth.”

Segment Operating Results
Consumer and Professional Products ("CPP")
CPP revenue in the current quarter totaling $283.2 million decreased 3% compared to the prior year period due to reduced volume of 14%, primarily in the U.S. resulting from labor, transportation and supply chain disruptions, partially offset by increased volume across all international locations, and favorable mix and price of 11%.

For the quarter ended December 31, 2021, Adjusted EBITDA totaling $16.2 million decreased 50% compared to the prior year quarter, due to the decreased volume, increased U.S. material and transportation costs coupled with the lag in realization of price increases and COVID-19 related inefficiencies, partially offset by increased volume at international locations.

Strategic Initiative

In November 2019, Griffon announced the development of a next-generation business platform for CPP to enhance the growth, efficiency, and competitiveness of its U.S. operations, and on November 12, 2020, Griffon announced the broadening of this strategic initiative to include additional North American facilities, the AMES UK and Australia businesses, and a manufacturing facility in China.

This initiative includes three key development areas. First, certain AMES U.S. and global operations will be consolidated to optimize facilities footprint and talent. Second, strategic investments in automation and facilities expansion will be made to increase the efficiency of our manufacturing and fulfillment operations, and support e-commerce growth. Third, multiple independent information systems will be unified into a single data and analytics platform, which will serve the whole AMES global enterprise.

We continue to expect the roll-out of the new business platform for our AMES U.S. and global operations to be completed by the end of calendar year 2023. When fully implemented, we expect these actions will result in AMES' EBITDA margins improving to 12% plus, excluding the impact of Hunter, with annual cash savings of $30 million to $35 million and a reduction in inventory of $30 million to $35 million, based on fiscal 2020 operating levels.

The cost to implement this new business platform, over the duration of the project, will include one-time charges of approximately $65 million and capital investments of approximately $65 million. The one-time charges are comprised of $46 million of cash charges, which includes $26 million of personnel-related costs such as training, severance, and duplicate personnel costs as well as $20 million of facility and lease exit costs. The remaining $19 million of charges are non-cash and are primarily related to asset write-downs.

In connection with this initiative, during the three months ended December 30, 2021, CPP incurred pre-tax restructuring and related exit costs approximating $1.7 million. Since inception of this initiative in fiscal 2020, total cumulative charges totaled $36.8 million, comprised of cash charges of $25.2 million and non-cash, asset-related charges of $11.6 million; the cash charges included $9.1 million for one-time termination benefits and other personnel-related costs and $16.1 million for facility exit costs. Since inception of this initiative in fiscal 2020 and during the three months ended December 31, 2021, capital expenditures of $18.6 million and $3.1 million, respectively, were driven by investment in CPP business intelligence systems and e-commerce facility.

Home and Building Products ("HBP")

HBP revenue in the current quarter totaling $308.6 million increased 23% from the prior year quarter, due to favorable mix and pricing of 33% driven by both residential and commercial, partially offset by reduced volume of 10% driven by residential primarily due to labor and supply chain disruptions.

HBP Adjusted EBITDA in the current quarter was $56.3 million, increasing 16% compared to the prior year quarter. EBITDA benefited from the increased revenue noted above, partially offset by increased material costs coupled with the lag in realization of price increases and COVID-19 related inefficiencies.

Taxes
The Company reported pretax income from continuing operations for the quarters ended December 31, 2021 and 2020, respectively, and recognized tax provisions of 30.2% and 31.5%, respectively. Excluding all items that affect comparability, the effective tax rates for the quarters ended December 31, 2021 and 2020 were 31.5% and 33.7%, respectively.

Balance Sheet and Capital Expenditures
At December 31, 2021, the Company had cash and equivalents of $151.2 million and total debt outstanding of $1.05 billion, resulting in net debt of $902.2 million. Leverage, as calculated in accordance with our credit agreement, was 3.3 times EBITDA. Borrowing availability under the revolving credit facility was $364.6 million subject to certain loan covenants. Capital expenditures were $10.6 million for the quarter ended December 31, 2021.

As of December 31, 2021, Griffon had $58 million remaining under its Board of Directors authorized share repurchase program. There were no purchases under these authorizations during the quarter ended December 31, 2021.

Discontinued Operation

Defense Electronics ("DE")

Classified as a discontinued operation, DE revenue in the current quarter totaled $54.0 million. The prior year results include revenue from the SEG business of $6.7 million. Excluding the divestiture of SEG from prior year results, revenue decreased 12% from the prior year quarter. The decrease was driven by reduced volume due to the timing of work performed primarily for Surveillance Systems.

DE Adjusted EBITDA in the current quarter was $4.5 million. The prior year results include Adjusted EBITDA from the SEG business of $0.4 million. Excluding the divestiture of SEG from the prior year results, Adjusted EBITDA decreased 14%, primarily due to the reduced revenue noted above, partially offset by favorable program performance.

Contract backlog was $346.1 million at December 31, 2021 compared to $388.7 million at December 31, 2020 with 66% expected to be fulfilled in the next 12 months. Backlog was $352.2 million at September 30, 2021. During the current quarter period, DE was awarded several new contracts and received incremental funding on existing contracts approximating $48 million; the trailing twelve-month book-to-bill ratio was 0.8x. Backlog is defined as unfilled firm orders for products and services for which funding has been both authorized and appropriated by the customer, or by Congress, in the case of US Government agencies.

Conference Call Information
The Company will hold a conference call today, February 1, 2022, at 8:30 AM ET.

The call can be accessed by dialing 1-877-407-0792 (U.S. participants) or 1-201-689-8263 (International participants). Callers should ask to be connected to the Griffon Corporation teleconference or provide conference ID number 13726303. Participants are encouraged to dial-in at least 10 minutes before the scheduled start time.

A replay of the call will be available starting on Tuesday, February 1, 2022 at 11:30 AM ET by dialing 1-844-512-2921 (U.S.) or 1-412-317-6671 (International) and entering the conference ID number: 13726303. The replay will be available through February 15, 2022 at 11:59 PM ET.

Important Additional Information Regarding Proxy Solicitation

Griffon filed its proxy statement and associated WHITE proxy card with the U.S. Securities and Exchange Commission (the “SEC”) on December 30, 2021 in connection with the solicitation of proxies for Griffon’s 2022 Annual Meeting (the “Proxy Statement”). Shareholders as of the record date of December 28, 2021, are eligible to vote at the 2022 Annual Meeting. Griffon, its directors and certain of its executive officers will be participants in the solicitation of proxies from shareholders in respect of the 2022 Annual Meeting. Details concerning the nominees of Griffon’s Board of Directors for election at the 2022 Annual Meeting and information regarding the names of Griffon’s directors and executive officers and their respective interests in Griffon by security holdings or otherwise is set forth in Griffon’s Proxy Statement. BEFORE MAKING ANY VOTING DECISION, INVESTORS AND SHAREHOLDERS OF THE COMPANY ARE URGED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY STATEMENT AND ACCOMPANYING WHITE PROXY CARD, AND ANY SUPPLEMENTS THERETO, BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and shareholders may obtain a copy of the Proxy Statement and other relevant documents filed by Griffon with the SEC free of charge from the SEC’s website, www.sec.gov, or by directing a request by mail to Griffon Corporation, Attention: Corporate Secretary, at 712 Fifth Avenue, New York, NY 10019, or by visiting the investor relations section of Griffon’s website, www.griffon.com.

Forward-looking Statements
“Safe Harbor” Statements under the Private Securities Litigation Reform Act of 1995: All statements related to, among other things, income (loss), earnings, cash flows, revenue, changes in operations, operating improvements, the impact of the Hunter Fan transaction, industries in which Griffon operates and the United States and global economies that are not historical are hereby identified as “forward-looking statements” and may be indicated by words or phrases such as “anticipates,” “supports,” “plans,” “projects,” “expects,” “believes,” “should,” “would,” “could,” “hope,” “forecast,” “management is of the opinion,” “may,” “will,” “estimates,” “intends,” “explores,” “opportunities,” the negative of these expressions, use of the future tense and similar words or phrases. Such forward-looking statements are subject to inherent risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements. These risks and uncertainties include, among others: current economic conditions and uncertainties in the housing, credit and capital markets; Griffon’s ability to achieve expected savings from cost control, restructuring, integration and disposal initiatives; the ability to identify and successfully consummate, and integrate, value-adding acquisition opportunities (including, in particular, integration of the Hunter Fan acquisition); increasing competition and pricing pressures in the markets served by Griffon’s operating companies; the ability of Griffon’s operating companies to expand into new geographic and product markets, and to anticipate and meet customer demands for new products and product enhancements and innovations; reduced military spending by the government on projects for which Griffon’s Telephonics Corporation supplies products, including as a result of defense budget cuts or other government actions; the ability of the federal government to fund and conduct its operations; increases in the cost or lack of availability of raw materials such as resin, wood and steel, components or purchased finished goods, including any potential impact on costs or availability resulting from tariffs; changes in customer demand or loss of a material customer at one of Griffon’s operating companies; the potential impact of seasonal variations and uncertain weather patterns on certain of Griffon’s businesses; political events that could impact the worldwide economy; a downgrade in Griffon’s credit ratings; changes in international economic conditions including interest rate and currency exchange fluctuations; the reliance by certain of Griffon’s businesses on particular third party suppliers and manufacturers to meet customer demands; the relative mix of products and services offered by Griffon’s businesses, which impacts margins and operating efficiencies; short-term capacity constraints or prolonged excess capacity; unforeseen developments in contingencies, such as litigation, regulatory and environmental matters; unfavorable results of government agency contract audits of Telephonics Corporation; our strategy, future operations, prospects and the plans of our businesses, including the exploration of strategic alternatives for Telephonics Corporation; Griffon’s ability to adequately protect and maintain the validity of patent and other intellectual property rights; the cyclical nature of the businesses of certain of Griffon’s operating companies; possible terrorist threats and actions and their impact on the global economy; the impact of COVID-19 on the U.S. and the global economy, including business disruptions, reductions in employment and an increase in business and operating facility failures, specifically among our customers and suppliers; Griffon’s ability to service and refinance its debt; and the impact of recent and future legislative and regulatory changes, including, without limitation, changes in tax law. Such statements reflect the views of the Company with respect to future events and are subject to these and other risks, as previously disclosed in the Company's Securities and Exchange Commission filings. Readers are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements speak only as of the date made. Griffon undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Griffon Corporation
Griffon Corporation is a diversified management and holding company that conducts business through wholly-owned subsidiaries. Griffon oversees the operations of its subsidiaries, allocates resources among them and manages their capital structures. Griffon provides direction and assistance to its subsidiaries in connection with acquisition and growth opportunities as well as divestitures. In order to further diversify, Griffon also seeks out, evaluates and, when appropriate, will acquire additional businesses that offer potentially attractive returns on capital.

Griffon conducts its operations through two reportable segments:

•Consumer and Professional Products (“CPP”) is a leading North American manufacturer and a global provider of branded consumer and professional tools; residential, industrial and commercial fans; home storage and organization products; and products that enhance indoor and outdoor lifestyles. CPP sells products globally through a portfolio of leading brands including AMES, since 1774, Hunter, since 1886, True Temper, and ClosetMaid.

•Home and Building Products ("HBP") conducts its operations through Clopay Corporation ("Clopay"). Founded in 1964, Clopay is the largest manufacturer and marketer of garage doors and rolling steel doors in North America.  Residential and commercial sectional garage doors are sold through professional dealers and leading home center retail chains throughout North America under the brands Clopay, Ideal, and Holmes. Rolling steel door and grille products designed for commercial, industrial, institutional, and retail use are sold under the CornellCookson brand.

Classified as a discontinued operation, Defense Electronics conducts its operations through Telephonics Corporation ("Telephonics"), founded in 1933, a globally recognized leading provider of highly sophisticated intelligence, surveillance and communications solutions for defense, aerospace and commercial customers.

For more information on Griffon and its operating subsidiaries, please see the Company’s website at www.griffon.com.

Company Contact:            Investor Relations Contact:
Brian G. Harris                Michael Callahan
SVP & Chief Financial Officer        Managing Director
Griffon Corporation            ICR Inc.
(212) 957-5000                (203) 682-8311
IR@griffon.com

Griffon evaluates performance and allocates resources based on operating results from continuing operations before interest income and expense, income taxes, depreciation and amortization, restructuring charges, loss from debt extinguishment and acquisition related expenses, as well as other items that may affect comparability, as applicable (“Adjusted EBITDA”, a non-GAAP measure). Griffon believes this information is useful to investors.

The following table provides operating highlights and a reconciliation of Adjusted EBITDA to Income before taxes from continuing operations:

(in thousands)	For the Three Months Ended December 31,
REVENUE	2021	2020
Consumer and Professional Products	$283,173	$291,042
Home and Building Products	308,576	250,481
Defense Electronics	53,993	67,768
Subtotal	645,742	609,291
Less:Defense Electronics	$(53,993)	(67,768)
Total revenue	$591,749	$541,523

	For the Three Months Ended December 31,
	2021	2020
ADJUSTED EBITDA
Consumer and Professional Products	$16,214	$32,713
Home and Building Products	56,297	48,369
Defense Electronics	4,472	5,585
Subtotal	76,983	86,667
Less: Defense Electronics	(4,472)	(5,585)
Total Segments	72,511	81,082
Unallocated amounts, excluding depreciation*	(12,957)	(12,629)
Adjusted EBITDA	59,554	68,453
Net interest expense	(15,648)	(15,646)
Depreciation and amortization	(13,081)	(12,590)
Restructuring charges	(1,716)	(3,079)
Acquisition costs	(2,595)	—
Proxy contest costs	(2,291)	—
Income before taxes from continuing operations	$24,223	$37,138
* Primarily Corporate Overhead

	For the Three Months Ended December 31,
DEPRECIATION and AMORTIZATION	2021	2020
Segment:
Consumer and Professional Products	$8,606	$8,199
Home and Building Products	4,338	4,341
Defense Electronics	—	2,676
Subtotal	12,944	15,216
Less: Defense Electronics	—	(2,676)
Total segment depreciation and amortization	12,944	12,540
Corporate	137	50
Total consolidated depreciation and amortization	$13,081	$12,590

Griffon believes Free Cash Flow ("FCF", a non-GAAP measure) is a useful measure for investors because it portrays the Company's ability to generate cash from operations for purposes such as repaying debt, funding acquisitions and paying dividends.

The following table provides a reconciliation of Net cash provided by (used in) operating activities to FCF:

	For the Three Months Ended December 31,
(in thousands)	2021	2020
Net cash provided by (used in) operating activities	$(84,946)	$12,315
Acquisition of property, plant and equipment	(10,573)	(9,022)
Proceeds from the sale of property, plant and equipment	29	53
Free Cash Flow provided by Defense Electronics	4,631	5,609
FCF	$(90,859)	$8,955

The following tables provide a reconciliation of Gross profit and Selling, general and administrative expenses for items that affect comparability for the three month periods ended December 31, 2021 and 2020:

	For the Three Months Ended December 31,
(in thousands)	2021	2020
Gross Profit, as reported	$165,842	$164,136
% of revenue	28.0%	30.3%
Adjusting items:
Restructuring charges	322	541
Gross Profit, as adjusted	$166,164	$164,677
% of revenue	28.1%	30.4%

	For the Three Months Ended December 31,
(in thousands)	2021	2020
Selling, general and administrative expenses, as reported	$127,352	$111,709
% of revenue	21.5%	20.6%
Adjusting items:
Restructuring charges	(1,394)	(2,538)
Acquisition costs	(2,595)	—
Proxy contest costs	(2,291)	—
Selling, general and administrative expenses, as adjusted	$121,072	$109,171
% of revenue	20.5%	20.2%

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
AND COMPREHENSIVE INCOME
(in thousands, except per share data)
(Unaudited)

	Three Months Ended December 31,
	2021	2020
Revenue	$591,749	$541,523
Cost of goods and services	425,907	377,387
Gross profit	165,842	164,136

Selling, general and administrative expenses	127,352	111,709

Income from operations	38,490	52,427

Other income (expense)
Interest expense	(15,681)	(15,690)
Interest income	33	44
Other, net	1,381	357
Total other expense, net	(14,267)	(15,289)

Income before taxes from continuing operations	24,223	37,138
Provision for income taxes	7,318	11,708
Income from continuing operations	$16,905	$25,430

Discontinued operations:
Income from operations of discontinued operations	3,014	2,031
Provision (benefit) for income taxes	621	(2,039)
Income from discontinued operations	2,393	4,070
Net income	$19,298	$29,500

Basic earnings per common share:
Income from continuing operations	$0.33	$0.50
Income from discontinued operations	0.05	0.08
Basic earnings per common share	$0.38	$0.58

Basic weighted-average shares outstanding	51,178	50,596

Diluted earnings per common share:
Income from continuing operations	$0.31	$0.48
Income from discontinued operations	0.04	0.08
Diluted earnings per common share	$0.36	$0.55

Diluted weighted-average shares outstanding	53,753	53,192

Dividends paid per common share	$0.09	$0.08

Net income	$19,298	$29,500
Other comprehensive income (loss), net of taxes:
Foreign currency translation adjustments	(2,319)	12,123
Pension and other post retirement plans	668	1,706
Change in cash flow hedges	(1,100)	(688)
Total other comprehensive income, net of taxes	(2,751)	13,141
Comprehensive income, net	$16,547	$42,641

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)

	(Unaudited)
	December 31, 2021	September 30, 2021
CURRENT ASSETS
Cash and equivalents	$151,220	$248,653
Accounts receivable, net of allowances of $9,787 and $8,787	334,040	294,804
Inventories	531,182	472,794
Prepaid and other current assets	75,862	76,009
Assets of discontinued operations held for sale	261,514	273,414
Assets of discontinued operations	583	605
Total Current Assets	1,354,401	1,366,279
PROPERTY, PLANT AND EQUIPMENT, net	290,552	292,622
OPERATING LEASE RIGHT-OF-USE ASSETS	141,406	144,598
GOODWILL	426,683	426,148
INTANGIBLE ASSETS, net	346,802	350,025
OTHER ASSETS	19,524	21,589
ASSETS OF DISCONTINUED OPERATIONS	3,375	3,424
Total Assets	$2,582,743	$2,604,685

CURRENT LIABILITIES
Notes payable and current portion of long-term debt	$15,675	$12,486
Accounts payable	243,611	260,140
Accrued liabilities	147,269	145,101
Current portion of operating lease liabilities	28,932	29,881
Liabilities of discontinued operations held for sale	74,256	80,748
Liabilities of discontinued operations	3,095	3,280
Total Current Liabilities	512,838	531,636
LONG-TERM DEBT, net	1,037,755	1,033,197
LONG-TERM OPERATING LEASE LIABILITIES	117,189	119,315
OTHER LIABILITIES	98,836	109,585
LIABILITIES OF DISCONTINUED OPERATIONS	3,740	3,794
Total Liabilities	1,770,358	1,797,527
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY
Total Shareholders’ Equity	812,385	807,158
Total Liabilities and Shareholders’ Equity	$2,582,743	$2,604,685

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2021	2020

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$19,298	$29,500
Net income from discontinued operations	(2,393)	(4,070)
Adjustments to reconcile net income to net cash provided by (used in) operating activities of continuing operations:
Depreciation and amortization	13,081	12,590
Stock-based compensation	4,867	4,208
Asset impairment charges - restructuring	289	193
Provision for losses on accounts receivable	352	93
Amortization of debt discounts and issuance costs	654	680
Deferred income taxes	2,883	321
(Gain) loss on sale of assets and investments	(154)	174
Change in assets and liabilities, net of assets and liabilities acquired:
Increase in accounts receivable	(53,132)	(40)
Increase in inventories	(59,478)	(32,791)
(Increase) decrease in prepaid and other assets	329	(4,901)
Increase (decrease) in accounts payable, accrued liabilities, income taxes payable and operating lease liabilities	(12,204)	5,074
Other changes, net	662	1,284
Net cash provided by (used in) operating activities - continuing operations	(84,946)	12,315

CASH FLOWS FROM INVESTING ACTIVITIES:
Acquisition of property, plant and equipment	(10,573)	(9,022)
Acquired businesses, net of cash acquired	—	(2,242)
Proceeds from sale of investments	575	—
Proceeds from the sale of property, plant and equipment	29	53
Other, net	—	26
Net cash used in investing activities - continuing operations	(9,969)	(11,185)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividends paid	(5,260)	(4,422)
Purchase of shares for treasury	(10,886)	(2,909)
Proceeds from long-term debt	10,815	40,791
Payments of long-term debt	(2,500)	(42,120)
Financing costs	(753)	(569)
Other, net	(28)	(68)
Net cash used in financing activities - continuing operations	(8,612)	(9,297)

GRIFFON CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS - continued
(in thousands)
(Unaudited)

	Three Months Ended December 31,
	2021	2020
CASH FLOWS FROM DISCONTINUED OPERATIONS:
Net cash provided by operating activities	7,857	7,762
Net cash provided by (used in) investing activities	(853)	14,900

Net cash provided by discontinued operations	7,004	22,662
Effect of exchange rate changes on cash and equivalents	(910)	1,223
NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	(97,433)	15,718
CASH AND EQUIVALENTS AT BEGINNING OF PERIOD	248,653	218,089
CASH AND EQUIVALENTS AT END OF PERIOD	$151,220	$233,807

Griffon evaluates performance based on Earnings per share and Net income excluding restructuring charges, loss from debt extinguishment, acquisition related expenses, discrete and certain other tax items, as well other items that may affect comparability, as applicable, a non-GAAP measure. Griffon believes this information is useful to investors. The following tables provides a reconciliation of Income from continuing operations to Adjusted income from continuing operations and Earnings per common share from continuing operations, a non-GAAP measure, to Adjusted earnings per common share from continuing operations:

(in thousands, except per share data)	For the Three Months Ended December 31,
	2021	2020
Income from continuing operations	$16,905	$25,430

Adjusting items:
Restructuring charges	1,716	3,079
Acquisition costs	2,595	—
Proxy contest costs	2,291	—
Tax impact of above items	(1,501)	(778)
Discrete and certain other tax benefits, net	(881)	(1,048)

Adjusted income from continuing operations	$21,125	$26,683

Earnings per common share from continuing operations	$0.31	$0.48

Adjusting items, net of tax:
Restructuring charges	0.02	0.04
Acquisition costs	0.04	—
Proxy contest costs	0.03	—
Discrete and certain other tax benefits, net	(0.02)	(0.02)

Adjusted earnings per common share from continuing operations	$0.39	$0.50

Weighted-average shares outstanding (in thousands)	53,753	53,192
Note: Due to rounding, the sum of earnings per common share from continuing operations and adjusting items, net of tax, may not equal adjusted earnings per common share from continuing operations.